Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Nordic American Tankers Limited:
We consent to the incorporation by reference in the registration statement (No. 333-228603) on Form F-3 of Nordic American Tankers Limited of our reports dated April 16, 2019, with respect to the consolidated balance sheets of Nordic American Tankers Limited and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 20-F of Nordic American Tankers Limited.

Our audit report refers to a change to the method of accounting for revenue from contracts with customers in 2018 due to the adoption of ASC Topic 606 — Revenue From Contracts With Customers

/s/ KPMG AS

Oslo, Norway
April 16, 2019